                                                                    Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


                  Agreement entered into on as of December 14, 1999 by and between I-Trax.com, Inc., a Delaware corporation ("I-Trax"), and Member-Link Systems, Inc., a Delaware corporation ("Member-Link"). I-Trax and Member-Link are referred to collectively herein as the "Parties."

                  This Agreement contemplates a tax-free merger of Member-Link with and into I-Trax in a reorganization pursuant to Code Section 368(a)(1)(A). Member-Link Stockholders will receive capital stock in I-Trax in exchange for their capital stock in Member-Link. The issuance of I-Trax Shares in this transaction is intended to qualify under Section 4(2) of the securities Act of 1933, as amended, and the regulations promulgated thereunder as a transaction not requiring registration. The Parties expect that the Merger will further certain of their business objectives and is in the best interest of their stockholders.

                  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   SECTION 1.
                                   Definitions

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "I-Trax" has the meaning set forth in the preface above.

         "I-Trax Share" means any share of the Common Stock, $0.001 par value per share, of I-Trax.

         "Certificate of Merger" has the meaning set forth in Section 2(c) below.

         "Closing" has the meaning set forth in Section 2(b) below.

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of Member-Link and its Subsidiaries that is not already generally available to the public.

         "Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.




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



         "Definitive I-Trax Proxy Materials" means the definitive proxy materials relating to the Special I-Trax Meeting.

         "Definitive Member-Link Proxy Materials" means the definitive proxy materials relating to the Special Member-Link Meeting.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Dissenting Share" means any Member-Link Share which any stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law holds of record.

         "Effective Time" has the meaning set forth in Section 2(d)(i) below.

         "Exchange Agent" has the meaning set forth in Section 2(e) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Joint Disclosure Document" means the disclosure document combining the Definitive I-Trax Proxy Materials, and the Definitive Member-Link Proxy Materials.

         "Member-Link-owned Share" means an aggregate of 3,000,000 shares of I-Trax Shares issued and outstanding and held of record by Member-Link.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(f) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Requisite I-Trax Stockholder Approval" means the affirmative vote or consent of the holders of a majority of I-Trax Shares in favor of this Agreement and the Merger in accordance with the applicable provisions of the Delaware General Corporation Law.

         "Requisite Member-Link Stockholder Approval" means the affirmative vote or consent of the holders of a majority of Member-Link Shares in favor of this Agreement and the Merger in accordance with the applicable provisions of the Delaware General Corporation Law.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Special I-Trax Meeting" has the meaning set forth in Section 5(c)(ii) below.

         "Special Member-Link Meeting" has the meaning set forth in Section 5(c)(ii) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Member-Link" has the meaning set forth in the preface above.

         "Member-Link Share" means any share of the Common Stock, $0.001 par value per share, of Member-Link.

         "Member-Link Stockholder" means any Person who or which holds any Member-Link Shares.


                                   SECTION 2.
                               Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, Member-Link will merge with and into I-Trax (the "Merger") at the Effective Time. I-Trax shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP in Philadelphia, Pennsylvania, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than December 21, 1999.

         (c) Actions at the Closing. At the Closing, (i) Member-Link will deliver to I-Trax the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) I-Trax will deliver to Member-Link the various certificates, instruments, and documents referred to in Section 6(b) below,
(iii) I-Trax and Member-Link will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (iv) I-Trax will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing I-Trax Shares issued in the Merger.

         (d)      Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") I-Trax and Member-Link file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either I-Trax or Member-Link in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation attached to the Certificate of Merger will be filed together with the Certificate of Merger and shall be the Certificate of Incorporation of the Surviving Corporation upon the Closing of the Merger.

                  (iii) Bylaws. The Bylaws of I-Trax in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                  (iv) Directors and Officers. The directors and officers of the Surviving Corporation are listed on Exhibit B attached hereto.

                  (v) Conversion of Member-Link Shares. At and as of the Effective Time, (A) each Member-Link Share (other than any Dissenting Share or Member-Link-owned Share) shall be converted into the right to receive 4.4207 I-Trax Shares (the ratio of 4.4207 I-Trax Shares to one Member-Link Share is referred to herein as the "Conversion Ratio"), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law, and

(C) each Member-Link-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Member-Link Shares outstanding. No Member-Link Share shall be deemed to be outstanding or to have any rights other than those set forth above in this
Section 2(d)(v) after the Effective Time.

                  (vi) I-Trax Shares. Each I-Trax Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

         (e) Procedure for Payment.

                  (i) Immediately after the Effective Time, (A) I-Trax will furnish to an entity that the Parties shall mutually designate (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of I-Trax Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Member-Link Shares (other than any Dissenting Shares and Member-Link-owned Shares) and (B) I-Trax will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Member-Link Shares for the holder to use in surrendering the certificates which represented his or its Member-Link Shares in exchange for a certificate representing the number of I-Trax Shares to which he or it is entitled.

                  (ii) I-Trax will not pay any dividend or make any distribution on I-Trax Shares (with a record date at or after the Effective Time) to any record holder of outstanding Member-Link Shares until the holder surrenders for exchange his or its certificates which represented Member-Link Shares. I-Trax instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. I-Trax may cause the Exchange Agent to invest any cash the Exchange Agent receives from I-Trax as a dividend or distribution in one or more investments which the Parties shall mutually select; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Member-Link Shares as necessary. I-Trax may cause the Exchange Agent to pay over to I-Trax any net earnings with respect to the investments, and I-Trax will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Member-Link Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                  (iii) I-Trax may cause the Exchange Agent to return any I-Trax Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Member-Link Shares shall be entitled to look to I-Trax (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to I-Trax Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

                  (iv) I-Trax shall pay all charges and expenses of the Exchange Agent.




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



         (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Member-Link Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                                   SECTION 3.
                  Representations and Warranties of Member-Link

         Member-Link represents and warrants to I-Trax that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

         (a) Organization, Qualification, and Corporate Power. Each of Member-Link and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Member-Link and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Member-Link and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of Member-Link and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of Member-Link consists of (i) 10,000,000 Member-Link Shares, of which 1,147,318 Member-Link Shares are issued and outstanding, 662,368 Member-Link Shares are reserved for issuance upon the exercise of outstanding options, warrants and conversion rights and no Member-Link Shares are held in treasury and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued or outstanding. All of the issued and outstanding Member-Link Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Other than outstanding options, warrants and conversion rights that will obligate Member-Link to issue up to 662,368 Member-Link Shares, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Member-Link to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Member-Link.

         (c) Authorization of Transaction. Member-Link has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Member-Link cannot consummate the Merger unless and until it receives the Requisite Member-Link Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Member-Link, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Member-Link and its Subsidiaries is subject or any provision of the charter or bylaws of any of Member-Link and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Member-Link and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Act, and the state securities laws, none of Member-Link and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on Member-Link and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) No Bankruptcy or Similar Proceeding. Member-Link is not under the jurisdiction of a court in a Title 11 or similar proceeding within the meaning of Section 368(a)(3)(A) of the Code.

         (f) Financial Statements. Attached to Schedule 3(f) are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholder's equity and cash flow as of and for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Year End") for the Member-Link; and
(ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholder's equity and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 1999 (the "Most Recent Fiscal Period") for the Member-Link. The Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Member-Link and its Subsidiaries as of the indicated dates and the results of operations of Member-Link and its Subsidiaries for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of Member-Link and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end audit adjustments.

         (g) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Member-Link and its Subsidiaries taken as a whole.

         (h) Undisclosed Liabilities. None of Member-Link and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for liabilities that would not have a material adverse effect on Member-Link and its Subsidiaries taken as a whole, or except for: (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto); and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (i) Brokers' Fees. None of Member-Link and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (j) Continuity of Business Enterprise. Member-Link operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

         (k) Disclosure. The Definitive Member-Link Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that Member-Link makes no representation or warranty with respect to any information that I-Trax will supply specifically for use in the Definitive Member-Link Proxy Materials. None of the information that Member-Link will supply specifically for in the Definitive I-Trax Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (l) Interested Stockholder. All issuances by Member-Link of Member-Link Shares, options, warrants and convertible securities to The Nantucket Group LLC or its Affiliates were approved in advance by the board of directors of Member-Link.

         (m) Nature of Liabilities. The liabilities of Member-Link assumed by I-Trax and the liabilities to which the transferred assets of Member-Link are subject were incurred by Member-Link in its Ordinary Course of Business. The fair market value of the assets of Member-Link transferred to I-Trax will equal or exceed the sum of the liabilities assumed by I-Trax, plus the amount of liabilities, if any, to which the transferred assets are subject. The total adjusted basis of the assets of Member-Link transferred to I-Trax will equal or exceed the sum of the liabilities assumed by I-Trax, plus the amount of liabilities, if any, to which the transferred assets are subject. The liabilities of Member-Link will not exceed the tax basis of the assets of Member-Link transferred to I-Trax by more than the net operating loss carryforward of the tax year of Member-Link ending at the Effective Time.

                                   SECTION 4.
                    Representations and Warranties of I-Trax

         I-Trax represents and warrants to Member-Link that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         (a) Organization. I-Trax is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Capitalization. The entire authorized capital stock of I-Trax consists of 50,000,000 I-Trax Shares, of which 10,698,334 I-Trax Shares are issued and outstanding and no I-Trax Shares are held in treasury. All of I-Trax Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable.

         (c) Authorization of Transaction. I-Trax has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that I-Trax cannot consummate the Merger unless and until it receives the Requisite I-Trax Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of I-Trax, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which I-Trax is subject or any provision of the charter or bylaws of I-Trax or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which I-Trax is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Act, and the state securities laws, I-Trax does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. I-Trax does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Member-Link and its Subsidiaries could become liable or obligated.

         (f) Continuity of Business Enterprise. It is the present intention of I-Trax to continue at least one significant historic business line of Member-Link, or to use at least a significant portion of Member-Link's historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

         (g) Disclosure. The Definitive I-Trax Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that I-Trax makes no representation or warranty with respect to any information that Member-Link will supply specifically for use in the Definitive I-Trax Proxy Materials. None of the information that I-Trax will supply specifically for use in the Definitive Member-Link Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (h) Undisclosed Liabilities. None of I-Trax and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for liabilities that would not have a material adverse effect on I-Trax and its Subsidiaries taken as a whole.

         (i) Absence of Plans of Acquisition or Disposition. Neither I-Trax nor any corporation that is related to I-Trax (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) has any plan or intention to redeem or acquire any of the I-Trax Shares issued in the Merger. I-Trax has no plan or intention to sell or otherwise dispose of any of the assets of Member-Link acquired in the Merger, except for dispositions made in its Ordinary Course of Business or transfers described in Section 368(a)(2)(C) of the Code.

                                   SECTION 5.
                                    Covenants

         The Parties agree as follows with respect to the period from and after the execution of this Agreement and until the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. Member-Link will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that I-Trax reasonably may request in connection with the matters referred to in Section 3(d) above.

         (c) Regulatory Matters and Approvals. Each of the Parties will (and Member-Link will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

                  (i) Securities Act and State Securities Laws. Member-Link and I-Trax will prepare and distribute to Member-Link stockholders certain information to permit the Member-Link stockholders to consider and vote upon the Merger and required for the offering and issuance of I-Trax Shares to Member-Link stockholders pursuant to this Merger to comply with certain exemptions from registration under Section 4(2) of the Securities Act and the regulations promulgated thereunder relating to the Special Member-Link Meeting and the Special I-Trax Meeting. I-Trax will provide Member-Link, and Member-Link will provide I-Trax, with whatever information and assistance in connection with the foregoing matters as the other Party reasonably may request. I-Trax will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of I-Trax Shares.

                  (ii) Delaware General Corporation Law. Member-Link will call a special meeting of its stockholders (the "Special Member-Link Meeting") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law; provided, however, that Member-Link may, in lieu of calling a Special Member-Link Meeting, obtain approval of the Merger by its stockholders in such other manner as shall be consistent with the provisions of the Delaware General Corporate Law. I-Trax will call a special meeting of its stockholders (the "Special I-Trax Meeting") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law; provided, however, that I-Trax may, in lieu of calling a Special I-Trax Meeting, obtain approval of the Merger by its stockholders in such other manner as shall be consistent with the provisions of the Delaware General Corporate Law. If required, the Parties will mail the Joint Disclosure Document to their respective stockholders simultaneously and as soon as reasonably practicable. The Joint Disclosure Document will contain the affirmative recommendations of the respective boards of directors of the Parties in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         (d) Joint Disclosure Document. The Parties will cooperate in good faith in the preparation of the Joint Disclosure Document.

         (e) Listing of I-Trax Shares. The I-Trax Shares that will be issued in the Merger shall not be registered under the Securities Act or approved for listing on any stock market. I-Trax will use its reasonable commercial efforts to register the shares on a "piggy back" basis when and if I-Trax shall register any I-Trax Shares under the Securities Act, other than of Forms 4 or S-8.

         (f) Operation of Business. Member-Link will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) none of Member-Link and its Subsidiaries will authorize or effect any change in its charter or bylaws;

                  (ii) none of Member-Link and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) none of Member-Link and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

                  (iv) none of Member-Link and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) none of Member-Link and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                  (vi) none of Member-Link and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) none of Member-Link and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                  (viii) none of Member-Link and its Subsidiaries will commit to any of the foregoing.

         (g) Full Access. Member-Link will (and will cause each of its Subsidiaries to) permit representatives of I-Trax to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Member-Link and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of Member-Link and its Subsidiaries. I-Trax will treat and hold as such any Confidential Information it receives from any of Member-Link and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Member-Link all tangible embodiments (and all copies) thereof which are in its possession.

         (h) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above and its inability to comply with any of the covenants in Section 5. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of any covenant in this Section 5.

         (i) Exclusivity. Member-Link will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of Member-Link and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Member-Link, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Member-Link shall notify I-Trax immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (j) Insurance and Indemnification.

                  (i) I-Trax will provide each individual who served as a director or officer of Member-Link at any time prior to the Effective Time with liability insurance for a period of 3 years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time.

                  (ii) I-Trax, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of Member-Link for the benefit of any individual who served as a director or officer of Member-Link at any time prior to the Effective Time.

         (k) Continuity of Business Enterprise. I-Trax will continue at least one significant historic business line of Member-Link, or use at least a significant portion of Member-Link's historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, except that I-Trax may transfer Member-Link's historic business assets (i) to a corporation that is a member of I-Trax's "qualified group," within the meaning of Section 1.368-1(d)(4)(ii) of the Treasury Regulations, or (ii) to a partnership if (A) one or more members of I-Trax's "qualified group" have active and substantial management functions as a partner with respect to Member-Link's historic business or (B) members of I-Trax's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in Member-Link's historic business, in each case within the meaning of Section 1.368-1(d)(4)(iii) of the Treasury Regulations.

                                   SECTION 6.
                        Conditions to Obligation to Close

         (a) Conditions to Obligation of I-Trax. The obligation of I-Trax to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Member-Link Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Member-Link Shares;

                  (ii) Member-Link and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

                  (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iv) Member-Link shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Member-Link, or (D) affect adversely the right of any of the former Subsidiaries of Member-Link to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) Member-Link shall have delivered to I-Trax a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                  (vii) this Agreement and the Merger shall have received the Requisite I-Trax Stockholder Approval;

                  (viii) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

                  (ix) I-Trax shall have received from counsel to Member-Link an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to I-Trax, and dated as of the Closing Date;

                  (x) I-Trax shall have received the resignations, effective as of the Closing, of each director and officer of Member-Link and its Subsidiaries other than those whom I-Trax shall have specified in writing at least five (5) business days prior to the Closing; and

                  (xi) all actions to be taken by Member-Link in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to I-Trax.

         I-Trax may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Member-Link. The obligation of Member-Link to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite I-Trax Stockholder Approval;

                  (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) I-Trax shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Member-Link, or (D) affect adversely the right of any of the former Subsidiaries of Member-Link to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) I-Trax shall have delivered to Member-Link a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

                  (vi) this Agreement and the Merger shall have received the Requisite Member-Link Stockholder Approval;

                  (vii) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

                  (viii) Member-Link shall have received from counsel to I-Trax an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Member-Link, and dated as of the Closing Date;

                  (ix) all actions to be taken by I-Trax in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Member-Link.

         Member-Link may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

                                   SECTION 7.
                                   Termination

         (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) I-Trax may terminate this Agreement by giving written notice to Member-Link at any time prior to the Effective Time (A) in the event Member-Link has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, I-Trax has notified Member-Link of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from I-Trax breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) Member-Link may terminate this Agreement by giving written notice to I-Trax at any time prior to the Effective Time (A) in the event I-Trax has breached any material representation, warranty, or covenant contained in this Agreement in any material respect,

Member-Link has notified I-Trax of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Member-Link breaching any representation, warranty, or covenant contained in this Agreement); or

                  (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special I-Trax Meeting or the Special Member-Link Meeting in the event this Agreement and the Merger fail to receive the Requisite I-Trax Stockholder Approval or the Requisite Member-Link Stockholder Approval, respectively.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(g) above shall survive any such termination.

                                   SECTION 8.
                                  Miscellaneous

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of I-Trax Shares, the provisions in Section 5(j) above concerning insurance and indemnification) will survive the Effective Time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its [reasonable] best efforts to advise the other Party prior to making the disclosure).

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning issuance of I-Trax Shares and are intended for the benefit of Member-Link Stockholders and (ii) the provisions in Section 5(j) above concerning insurance are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Member-Link:

                  Member-Link Systems, Inc.
                  12020 Sunrise Valley Drive, Suite 350
                  Reston, VA 20191
                  Attention: James Kevin Wholey, General Counsel
                  Facsimile: (703) 860-1855

         If to I-Trax:

                  I-Trax.com, Inc.
                  12020 Sunrise Valley Drive, Suite 350
                  Reston, VA 20191
                  Attention: Frank A. Martin
                  Facsimile: (703) 860-1855

         Copy to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA 19103
                  Attention: Justin P. Klein, Esq.
                  Facsimile: (215) 864-8538

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                       I-TRAX.COM, INC.

                                       By: /s/ Frank A. Martin
                                          -----------------------------------
                                       Name: Frank A. Martin
                                       Title:



                                       MEMBER-LINK SYSTEMS, INC.

                                       By: /s/ Hans C. Kastensmith
                                          -----------------------------------
                                       Name: Hans C. Kastensmith
                                       Title: